FOR IMMEDIATE RELEASE

Harley-Davidson Delivers Strong Fourth Quarter Financial Results
Successfully Completing Second Year of Hardwire Strategic Plan

MILWAUKEE (February 2, 2023) – Harley-Davidson, Inc. (“Harley-Davidson,” “HDI,” or the “Company”), (NYSE: HOG) today reported fourth quarter and full year 2022 results.

“As we conclude the second year of the Hardwire, Harley-Davidson delivered a strong finish to the year, with solid execution of our strategic pillars,” said Jochen Zeitz, Chairman and CEO, Harley-Davidson. “Since 1903, Harley-Davidson has pioneered American motorcycle design, technology, and performance - this year we’ll be marking our 120th Anniversary with a year-long celebration, at locations across the globe and our biggest event ever in our hometown, Milwaukee. We are excited about what is going to be an unforgettable milestone for the company, celebrating the history, culture and community of Harley-Davidson with our riders, families and fans, reaching new customers and bringing more people to the brand.”

2022 Highlights and Results

•Delivered full year diluted EPS of $4.96, up 18 percent versus prior year
•Grew HDMC and LiveWire combined revenue by 9 percent behind higher wholesale shipments and global pricing realization
•Achieved 12% combined operating margin for HDMC and LiveWire, an increase of 3 points versus prior year as pricing and productivity offset cost inflation
•HDFS operating income finished down 23 percent and in-line with expectations as loss rates normalized throughout the year
•Completed carve-out and stand-up of LiveWire as a separate public company

Fourth Quarter 2022 Summary of Results

•Delivered diluted EPS of $0.28 – up 100 percent versus prior year
•Grew HDMC global motorcycle shipments by 18 percent vs prior year as production levels rebounded from the Q2 production shutdown
•Achieved HDMC revenue growth of 14 percent behind unit growth and global pricing
•HDFS Operating Income declined 32 percent due primarily to expected loss rate normalization

2023 Financial Outlook

For the full year 2023, the Company expects:

•HDMC: revenue growth of 4 to 7% and operating income margin of 14.1 to 14.6%
•HDFS: operating income decline of 20 to 25%
•LiveWire: motorcycle wholesale units 750-2,000 and operating income loss of $115 to $125 million
•Harley-Davidson, Inc: capital investments of $225 to $250 million

New Segment Reporting Structure

LiveWire Group, Inc. (“LiveWire Group”) became a separate public company trading on the New York Stock Exchange (Ticker: LVWR) on September 27, 2022. Following the close, Harley-Davidson has an equity interest in LiveWire Group of approximately 89.4% and will continue to consolidate LiveWire Group results with adjustments for non-controlling shareholder interests. Consolidated Net Income attributable to Harley-Davidson, Inc. and EPS calculations will now reflect these adjustments.

Beginning with the fourth quarter of 2022, new business segment reporting will now include:

•Harley-Davidson Motor Company (HDMC): Group that is accountable for the design, manufacturing, marketing and sales of Harley-Davidson motorcycles and related products
•Harley-Davidson Financial Services (HDFS): Group that provides motorcycle and related products financing and insurance products and services for our dealers and retail customers
•LiveWire: Group that is accountable for the design, marketing and sales of LiveWire electric motorcycles and related products, including STACYC electric balance bikes

Prior period HDMC segment results have been updated to exclude LiveWire results. In addition, the consolidated results will continue to be reflected by:

•Harley-Davidson, Inc. (HDI): Corporate entity for the overall Company, under which HDMC, HDFS and LiveWire operate

Fourth Quarter and Full Year 2022 Results

Harley-Davidson, Inc. Consolidated Financial Results

$ in millions (except EPS)	4th quarter			Full Year
	2022	2021	Change	2022	2021	Change
Revenue	$1,142	$1,016	12%	$5,755	$5,336	8%
Operating Income (Loss)	$4	($7)	nm	$909	$823	10%
Net Income attributable to Harley-Davidson, Inc.	$42	$22	94%	$741	$650	14%
Diluted EPS	$0.28	$0.14	100%	$4.96	$4.19	18%
nm - not meaningful

Consolidated revenue was up 12 percent in the fourth quarter with growth across HDMC and HDFS and up 8 percent for the full year behind wholesale unit growth and global pricing actions.

Consolidated operating income in the fourth quarter includes an improvement in HDMC operating losses ($50 million lower) in the seasonally smaller quarter and reflects a 32 percent decline in HDFS operating income driven by the combination of loss rate normalization and a higher cost of funding.

Consolidated operating income for the full year was driven by significant operating income improvement at HDMC, planned operating losses at the new LiveWire segment, and a 23 percent decline in HDFS operating income as loss rates normalized.

Harley-Davidson Motor Company (HDMC) – Results

$ in millions (except units)	4th quarter			Full Year
	2022	2021	Change	2022	2021	Change
Motorcycle Shipments (thousands)	34.0	28.9	18%	193.5	188.0	3%
Revenue	$919	$803	14%	$4,888	$4,504	9%
Motorcycles	$666	$542	23%	$3,787	$3,469	9%
Parts & Accessories	$151	$164	(8%)	$732	$741	(1%)
Apparel	$73	$73	0%	$271	$228	19%
Licensing	$10	$15	(30%)	$39	$38	4%
Other	$18	$9	106%	$58	$29	100%
Gross Margin	26.5%	19.7%	6.8 pts.	31.3%	28.8%	2.4 pts.
Operating Income (Loss)	($32)	($82)	nm	$677	$477	42%
Operating Margin	(3.5%)	(10.3%)	6.8 pts.	13.9%	10.6%	3.3 pts.
nm - not meaningful

Fourth quarter global motorcycle shipments increased 18 percent behind the continued recovery from the Q2 production suspension. Revenue was up 14 percent driven by the increase in wholesale shipments and continued global pricing, partially offset by unfavorable foreign exchange. Parts & Accessories revenue was down 8 percent driven by unfavorable product mix and lower volumes, while Apparel revenue was flat.

Fourth quarter gross margin was up 6.8 points behind favorable units and pricing. Additionally, flat supply chain cost inflation and lapping of the additional EU tariffs in 2021 contributed to offsetting foreign exchange headwinds. Fourth quarter operating margin improved by 6.8 points due to the factors above.

Harley-Davidson Retail Motorcycle Sales
(excludes LiveWire units)

Motorcycles (thousands)	4th quarter			Full Year
	2022	2021	Change	2022	2021	Change
North America	19.2	19.5	(2%)	117.1	133.7	(12%)
EMEA	6.6	6.5	1%	30.5	30.9	(1%)
Asia Pacific	7.5	6.8	11%	27.9	25.0	12%
Latin America	0.6	1.0	(46%)	2.9	3.7	(20%)
Worldwide Total	33.8	33.8	flat	178.5	193.3	(8%)

Global retail motorcycle sales in the fourth quarter were flat versus prior year. North America retail performance was down 2 percent in the seasonally smaller quarter. Growth in Asia Pacific was driven by continued strong demand across key markets, including Japan and China. Annual global retail sales decline of 8% was adversely impacted by the Q2 production suspension and the inability to replenish dealer inventories in peak riding season.

Harley-Davidson Financial Services (HDFS) – Results

$ in millions	4th quarter			Full Year
	2022	2021	Change	2022	2021	Change
Revenue	$214	$200	7%	$821	$796	3%
Operating Income	$64	$95	(32%)	$318	$415	(23%)

HDFS’ operating income decline of $31 million in the fourth quarter was driven by a higher provision for credit losses and higher interest expense. The increase in the provision for credit losses was due to actual retail credit losses returning to normalized levels and an unfavorable allowance change. Total quarter ending financing receivables were $7.5 billion, which was up 8% versus prior year.

LiveWire - Results

$ in millions	4th quarter			Full Year
	2022	2021	Change	2022	2021	Change
Electric Motorcycle Shipments (units)	69	186	(63%)	597	461	30%
Revenue	$9	$13	(28%)	$47	$36	31%
Operating Loss	($29)	($20)	nm	($85)	($68)	nm
nm - not meaningful

LiveWire revenue for the fourth quarter 2022 decreased by 28% and full year revenue increased 31% driven by higher LiveWire units and STACYC electric balance bike sales. LiveWire operating losses in both comparable periods were driven by increased product development costs and investments in talent and capabilities to support the new company.

Other 2022 Harley-Davidson, Inc. Results

•Generated $548 million of cash from operating activities
•Cash and cash equivalents of $1.4 billion at year end, down $442 million vs. prior year
•Effective tax rate was 21 percent in 2022
•Paid cash dividends of $0.63 per share in 2022
•Repurchased $324 million of shares (8.4 million shares)

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. Harley-Davidson also has a controlling interest in LiveWire Group, Inc., the first publicly traded all-electric motorcycle company in the United States. LiveWire is the future in the making for the pursuit of urban adventure and beyond. Drawing on its DNA as an agile disruptor from the lineage of Harley-Davidson and capitalizing on a decade of learnings in the EV sector, LiveWire's ambition is to be the most desirable electric motorcycle brand in the world. Learn more at harley-davidson.com and livewire.com.

Webcast
Harley-Davidson will discuss its financial results and outlook on an audio webcast at 8:00 a.m. CT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CT.

Cautionary Note Regarding Forward-Looking Statements

The company intends that certain matters discussed in this press release and our associated comments are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company “believes,” “anticipates,” “expects,” “plans,” “may,” “will,” “estimates,” “targets,” “intends,” “forecasts,” “sees,” “feels,” or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments, or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this presentation. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this presentation, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: (i) the COVID-19 pandemic, including the length and severity of the pandemic across the globe and the pace of recovery following the pandemic and (ii) the company’s ability to: (A) execute its business plans and strategies, including The Hardwire, including each of the pillars and the evolution of LiveWire as a standalone brand, which includes the risks noted below; (B) manage supply chain and logistics issues, including quality issues, availability of semiconductor chip components and the ability to find alternative sources of those components in a timely manner, unexpected interruptions or price increases caused by supplier volatility, raw material shortages, inflation, war or other hostilities, including the conflict in Ukraine, or natural disasters, and longer shipping times and increased logistics costs, including by successfully implementing pricing surcharges; (C) realize the expected business benefits from the combination of LiveWire with AEA Bridges Impact Corp. (ABIC), which may be affected by, among other things: (i) the ability of LiveWire to: (1) execute its plans to develop, produce, market, and sell its electric vehicles; (2) achieve profitability, which is dependent on the successful development and commercial introduction and acceptance of its electric vehicles, and its services, which may not occur; (3) adequately control the costs of its operations as a new entrant into a new space; (4) develop, maintain, and strengthen its brand; (5) execute its plans to develop, produce, market, and sell its electric vehicles; and (6) effectively establish and maintain cooperation from its retail partners, largely drawn from the company's traditional motorcycle dealer network, to be able to effectively establish or maintain relationships with customers for electric vehicles; (ii) competition; and (iii) other risks and uncertainties indicated in the final prospectus of ABIC, including those under "Risk Factors" in that prospectus, and other documents filed with the SEC by the company, LiveWire Group, Inc. or ABIC; (D) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests; (E) successfully access the capital and/or credit markets on terms that are acceptable to the company and within its expectations; (F) successfully carry out its global manufacturing and assembly operations; (G) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to strengthen and grow its leadership position in Grand American Touring, large Cruiser and Trike, and grow its complementary businesses; (H) perform in a manner that enables the company to benefit from market opportunities while competing against existing and new competitors; (I) manage the regulatory compliance matter relating to a third-party supplier's component part in a manner that avoids additional costs or recall expenses that are material; (J) successfully appeal: (i) the revocation of the Binding Origin Information (BOI) decisions that allowed the company to supply its European Union (EU) market with certain of its motorcycles produced at its Thailand operations at a reduced tariff rate and (ii) the denial of the company's application for temporary relief from the effect of the revocation of the BOI decisions; (K) manage and predict the impact that new, reinstated or adjusted tariffs may have on the company's ability to sell products internationally, and the cost of raw materials and components, including the temporary lifting of the Section 232 steel and aluminum tariffs and incremental tariffs on motorcycles imported into the EU from the U.S., between the U.S. and EU, which expires on December 31, 2023; (L) prevent, detect, and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (M) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (N) successfully manage and reduce costs throughout the business; (O) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing domestic and international political environments, including as a result of the conflict in Ukraine; (P) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (Q) continue to develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner; (R) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name in India; (S) successfully maintain a manner in which to sell motorcycles in China and the company’s Association of Southeast Asian Nations (ASEAN) countries that does not subject its motorcycles to incremental tariffs; (T) manage its Thailand corporate and manufacturing operation in a manner that allows the company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (U) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (V) retain and attract talented employees, and eliminate personnel duplication, inefficiencies and complexity throughout the organization; (W) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security; (X) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services Inc.'s loan portfolio; (Y) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the company's business; (Z) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (AA) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (BB) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations; (CC) manage its exposure to product liability claims and commercial or contractual disputes; (DD) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness; (EE) achieve anticipated results with respect to the company's pre-owned motorcycle program, Harley-Davidson Certified, and the company's H-D1 Marketplace; (FF) accurately predict the margins of its Harley-Davidson Motor Company segment in light of, among other things, tariffs, inflation, foreign currency exchange rates, the cost associated with product development initiatives and the company's complex global supply chain; and (GG) optimize capital allocation in light of the company's capital allocation priorities.

The company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company’s dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company’s dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, the impact of the COVID-19 pandemic, or other factors.

In recent years, HDFS experienced historically low levels of retail credit losses, but credit losses have been normalizing in recent quarters. The company believes that HDFS' retail credit losses could change over time due to changing consumer credit behavior, macroeconomic conditions including the impact of inflation, and HDFS' efforts to adjust underwriting criteria based on market and economic conditions, as well as actions that the company has taken and could take that impact motorcycle values. The company's operations, demand for its products, and its liquidity could be adversely impacted by work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, war or other hostilities, including the conflict in Ukraine, or other factors. Refer to “Risk Factors” under Item 1.A of the company’s Annual Report on Form 10-K for the year ended December 31, 2021, and Part II, Item 1.A of any subsequently filed Quarterly Report on Form 10-Q, for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shawn Collins
shawn.collins@Harley-Davidson.com
414.343.8002
### (HOG-Earnings)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
HDMC revenue(a)	$918,683	$803,142	$4,887,672	$4,504,434
Gross profit	243,810	158,449	1,527,873	1,299,527
Selling, administrative and engineering expense	275,966	238,896	851,330	819,979
Restructuring (benefit) expense	(155)	2,010	(544)	2,741
Operating (loss) income from HDMC	(32,001)	(82,457)	677,087	476,807

LiveWire revenue(a)	9,218	12,873	46,833	35,806
Gross profit (loss)	2,276	543	2,904	(2,574)
Selling, administrative and engineering expense	30,827	20,480	88,219	65,608
Operating loss from LiveWire	(28,551)	(19,937)	(85,315)	(68,182)

HDFS revenue	214,381	200,418	820,625	796,068
HDFS expense	150,116	105,093	503,119	380,580
Restructuring expense	—	238	—	674
Operating income from HDFS	64,265	95,087	317,506	414,814

Operating income (loss)	3,713	(7,307)	909,278	823,439
Non-operating income (expense), net	18,853	12,851	21,955	(4,202)
Income before income taxes	22,566	5,544	931,233	819,237
Income tax (benefit) provision	(17,111)	(16,023)	192,019	169,213
Net income	39,677	21,567	739,214	650,024
Less: Loss attributable to noncontrolling interests	2,194	—	2,194	—
Net income attributable to Harley-Davidson, Inc.	$41,871	$21,567	$741,408	$650,024

Earnings per share:
Basic	$0.29	$0.14	$5.01	$4.23
Diluted	$0.28	$0.14	$4.96	$4.19

Weighted-average shares:
Basic	146,187	153,879	148,012	153,747
Diluted	148,956	155,200	149,351	154,980

Cash dividends per share:	$0.1575	$0.1500	$0.6300	$0.6000
(a)     Historically, the Company has operated with two segments: Motorcycles and Related Products (Motorcycles) and Financial Services. In connection with the LiveWire transaction that closed on September 26, 2022 (discussed in Note 20 of the Notes to Consolidated financial statements included in the Company's Quarterly Report on Form 10-Q filed on November 3, 2022), the Company reorganized its business into three segments: Harley-Davidson Motor Company (HDMC), LiveWire, and Harley-Davidson Financial Services (HDFS) during the fourth quarter. HDMC includes the Company's Harley-Davidson motorcycle, parts, accessories, apparel and licensing business. LiveWire includes the Company's LiveWire electric motorcycle business. The Financial Services segment was renamed the HDFS segment but remains unchanged from periods prior to the reorganization. The change has been retrospectively reflected in the periods presented above.

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,433,175	$1,874,745
Accounts receivable, net	252,225	182,148
Finance receivables, net	1,782,631	1,465,544
Inventories, net	950,960	712,942
Restricted cash	135,424	128,935
Other current assets	196,238	185,777
	4,750,653	4,550,091
Finance receivables, net	5,355,807	5,106,377
Other long-term assets	1,386,016	1,394,587
	$11,492,476	$11,051,055
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$998,947	$976,959
Short-term deposits, net	79,710	72,146
Short-term debt	770,468	751,286
Current portion of long-term debt, net	1,684,782	1,542,496
	3,533,907	3,342,887
Long-term debt, net	4,457,052	4,595,617
Other long-term liabilities	594,709	559,307

Shareholders’ equity	2,906,808	2,553,244
	$11,492,476	$11,051,055

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)
	Twelve months ended
	December 31, 2022	December 31, 2021
Net cash provided by operating activities	$548,461	$975,701

Cash flows from investing activities:
Capital expenditures	(151,669)	(120,181)
Finance receivables, net	(623,833)	(341,406)
Other investing activities	2,491	2,140
Net cash used by investing activities	(773,011)	(459,447)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	495,785	—
Repayments of medium-term notes	(950,000)	(1,400,000)
Proceeds from securitization debt	1,826,891	1,169,910
Repayments of securitization debt	(1,442,860)	(1,340,638)
Net increase (decrease) in unsecured commercial paper	16,003	(260,250)
Borrowings of asset-backed commercial paper	448,255	98,863
Repayments of asset-backed commercial paper	(302,922)	(261,367)
Net increase in deposits	26,605	210,112
Cash received from business combination(a)	114,068	—
Dividends paid	(93,180)	(92,426)
Repurchase of common stock	(338,627)	(11,623)
Other financing activities	(1,985)	2,488
Net cash used by financing activities	(201,967)	(1,884,931)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(19,525)	(15,272)
Net decrease in cash, cash equivalents and restricted cash	$(446,042)	$(1,383,949)

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$2,025,219	$3,409,168
Net decrease in cash, cash equivalents and restricted cash	(446,042)	(1,383,949)
Cash, cash equivalents and restricted cash, end of period	$1,579,177	$2,025,219

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$1,433,175	$1,874,745
Restricted cash	135,424	128,935
Restricted cash included in Other long-term assets	10,578	21,539
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$1,579,177	$2,025,219
(a)     During the period ended December 31, 2022, the Company received $100 million from an independent strategic investor, Kwang Yang Motor Co., Ltd. (KYMCO), and $14 million from LiveWire's merger partner, AEA-Bridges Impact Corp. (ABIC), related to the LiveWire transaction (discussed in Note 20 of the Notes to Consolidated financial statements included in the Company's Quarterly Report on Form 10-Q filed on November 3, 2022). The LiveWire transaction closed on September 26, 2022 as discussed in the Company's Form 8-K filed on September 30, 2022.

HDMC Revenue and Motorcycle Shipment Data

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
HDMC REVENUE (in thousands)
Motorcycles	$666,387	$542,377	$3,787,484	$3,468,689
Parts & Accessories	151,350	164,433	731,645	740,893
Apparel	72,547	72,720	271,107	228,011
Licensing	10,483	14,925	39,423	37,790
Other	17,916	8,687	58,013	29,051
	$918,683	$803,142	$4,887,672	$4,504,434

HDMC U.S. MOTORCYCLE SHIPMENTS	17,839	15,686	118,836	119,761

HDMC WORLDWIDE MOTORCYCLE SHIPMENTS
Grand American Touring(a)	14,558	14,476	89,849	93,961
Cruiser	11,685	7,191	59,010	59,033
Sportster® / Street	5,709	5,861	33,894	25,123
Adventure Touring	2,031	1,361	10,774	9,916
	33,983	28,889	193,527	188,033

LiveWire Motorcycle Shipment Data	69	186	597	461
(a)Includes CVOTM and Trike

HDMC Gross Profit
(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from 2021 to 2022 were as follows (in millions):

	Three months ended	Twelve months ended
2021 gross profit	$158	$1,300
Volume	15	58
Price and sales incentives	72	330
Foreign currency exchange rates and hedging	(22)	(66)
Shipment mix	(4)	1
Raw material prices	(5)	(30)
Manufacturing and other costs	30	(65)
	86	228
2022 gross profit	$244	$1,528

HDFS Finance Receivables Allowance for Credit Losses

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Balance, beginning of period	$360,096	$355,834	$339,379	$390,936
Provision for credit losses	50,561	20,114	145,133	25,049
Charge-offs, net of recoveries	(51,946)	(36,569)	(125,801)	(76,606)
Balances, end of period	$358,711	$339,379	$358,711	$339,379

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
United States	18,367	18,761	109,190	125,713
Canada	816	733	7,924	8,005
Total North America	19,183	19,494	117,114	133,718
EMEA	6,562	6,466	30,510	30,907
Asia Pacific	7,532	6,794	27,905	25,020
Latin America	557	1,032	2,922	3,652
Total worldwide retail sales	33,834	33,786	178,451	193,297
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.